 FORM 4                                                                                              -----------------------------
                                               U.S. SECURITIES AND EXCHANGE COMMISSION               |       OMB APPROVAL        |
[X] Check box if no longer                              WASHINGTON, D.C. 20549                       |---------------------------|
    subject to Section 16. Form                                                                      |OMB NUMBER:       3235-0287|
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              |Expires: September 30, 1998|
    continue. See Instruction 1(b).                                                                  |Estimated average burden   |
                                                                                                     |hour per response.......0.5|
                                                                                                     -----------------------------

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1.Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
Stone, Steven M.                         | Rock Financial Corporation                      |           Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |       x   Other (specify below)
                                         |   if an Entity        |                         |     -----
26010 Hersheyvale                        |   (Voluntary)         |  April 1999             |less than 10% shareholder
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | x   Form Filed by One Reporting Person
Franklin, MI 48025                       |                       |                         | --
-----------------------------------------|                       |                         |     Form Filed by More than One
(City)          (State)          (Zip)   |                       |                         |     Reporting Person
                                         |                       |                         | --
------------------------------------------------------------------------------------------------------------------------------------
                                         |    TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                     |2.Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                            |  Date       |    Code       |    or Disposed of (D)    | Securities  |   -ship | of
                                         |             |    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                         |             |               |                          | Owned at End| Direct  | Bene-
                                         |             |---------------|--------------------------| of Month    | (D) or  | ficial
                                         |             |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                         |(Month/Day/  |       |       |        |  or  |          |   and 4)    | (I)     | ship
                                         | Year)       |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/5/99     |   M   |       |35,000  |  A   | $4.68    |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/8/99     |   M   |       |50,000  |  A   | $4.68    |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/14/99    |   M   |       |91,184  |  A   | $4.68    |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/19/99    |   M   |       |75,000  |  A   | $10.00   |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/19/99    |   M   |       |117,500 |  A   | $10.00   |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/23/99    |   M   |       |100,000 |  A   | $10.00   |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------
 See attached for remaining Non-Derivative Securities Tranactions


------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                           POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION              (Over)
                                           CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM        SEC 1474 (7-97)
                                           DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

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
                                                      Attachment to Page 1 of
                                                             SEC FORM 4

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                     |2.Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                            |  Date       |    Code       |    or Disposed of (D)    | Securities  |   -ship | of
                                         |             |    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                         |             |               |                          | Owned at End| Direct  | Bene-
                                         |             |---------------|--------------------------| of Month    | (D) or  | ficial
                                         |             |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                         |(Month/Day/  |       |       |        |  or  |          |   and 4)    | (I)     | ship
                                         | Year)       |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/6/99     |   S   |       |   2,500|  D   |   18.9375|             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/6/99     |   S   |       |   7,500|  D   |   18.750 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/6/99     |   S   |       |     700|  D   |   18.6875|             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/6/99     |   S   |       |     500|  D   |   18.625 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/7/99     |   S   |       |   2,500|  D   |   18.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/7/99     |   S   |       |   7,300|  D   |   18.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/8/99     |   S   |       |   2,500|  D   |   18.125 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/8/99     |   S   |       |   4,000|  D   |   18.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/8/99     |   S   |       |   1,000|  D   |   18.375 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/8/99     |   S   |       |   2,000|  D   |   18.750 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/8/99     |   S   |       |   2,500|  D   |   19.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/8/99     |   S   |       |   2,500|  D   |   19.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/8/99     |   S   |       |   2,500|  D   |   19.938 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/9/99     |   S   |       |   5,000|  D   |   20.750 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/9/99     |   S   |       |   2,500|  D   |   21.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/9/99     |   S   |       |   2,500|  D   |   21.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/9/99     |   S   |       |   2,500|  D   |   25.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/12/99    |   S   |       |     300|  D   |   26.750 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/12/99    |   S   |       |   2,500|  D   |   25.625 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/12/99    |   S   |       |   2,500|  D   |   25.875 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/12/99    |   S   |       |   2,500|  D   |   26.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/12/99    |   S   |       |   1,000|  D   |   26.375 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/12/99    |   S   |       |   1,500|  D   |   26.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/12/99    |   S   |       |     700|  D   |   26.875 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/12/99    |   S   |       |   1,500|  D   |   26.750 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/12/99    |   S   |       |   2,500|  D   |   28.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------


                                       -1

                                                      Attachment to Page 1 of
                                                             SEC FORM 4


 Common Shares                           |  4/12/99    |   S   |       |   2,500|  D   |   29.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/12/99    |   S   |       |   2,500|  D   |   28.625 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/12/99    |   S   |       |   2,500|  D   |   29.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/12/99    |   S   |       |   5,000|  D   |   30.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/13/99    |   S   |       |   2,500|  D   |   32.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/13/99    |   S   |       |     900|  D   |   32.125 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/13/99    |   S   |       |   1,600|  D   |   32.063 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/13/99    |   S   |       |   2,500|  D   |   32.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/13/99    |   S   |       |   5,000|  D   |   33.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/13/99    |   S   |       |   2,500|  D   |   33.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/13/99    |   S   |       |   5,000|  D   |   34.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/13/99    |   S   |       |   2,500|  D   |   35.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/15/99    |   S   |       |   1,900|  D   |   27.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/16/99    |   S   |       |   2,500|  D   |   25.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/16/99    |   S   |       |   2,500|  D   |   25.750 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/16/99    |   S   |       |     600|  D   |   26.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/16/99    |   S   |       |   4,000|  D   |   26.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/16/99    |   S   |       |   6,000|  D   |   27.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/16/99    |   S   |       |   2,500|  D   |   27.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/16/99    |   S   |       |   5,000|  D   |   27.750 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/16/99    |   S   |       |   1,500|  D   |   28.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/16/99    |   S   |       |   1,500|  D   |   28.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/16/99    |   S   |       |   2,500|  D   |   28.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/16/99    |   S   |       |   1,000|  D   |   28.750 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/16/99    |   S   |       |   8,500|  D   |   29.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/16/99    |   S   |       |   2,000|  D   |   29.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/16/99    |   S   |       |   2,200|  D   |   29.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/19/99    |   S   |       |   3,984|  D   |   32.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/19/99    |   S   |       |   1,000|  D   |   29.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/19/99    |   S   |       |   1,500|  D   |   29.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/20/99    |   S   |       |   2,100|  D   |   23.875 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/20/99    |   S   |       |   3,500|  D   |   24.125 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/20/99    |   S   |       |   6,500|  D   |   24.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/20/99    |   S   |       |   4,000|  D   |   24.375 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------


                                       -2

                                                      Attachment to Page 1 of
                                                             SEC FORM 4


 Common Shares                           |  4/20/99    |   S   |       |   2,500|  D   |   25.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/21/99    |   S   |       |   2,500|  D   |   23.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/21/99    |   S   |       |   1,900|  D   |   24.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/21/99    |   S   |       |   1,100|  D   |   24.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/21/99    |   S   |       |   2,500|  D   |   24.750 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/21/99    |   S   |       |   1,000|  D   |   25.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/21/99    |   S   |       |   2,500|  D   |   25.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/21/99    |   S   |       |   2,500|  D   |   25.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/21/99    |   S   |       |   2,500|  D   |   26.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/21/99    |   S   |       |   1,000|  D   |   27.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/21/99    |   S   |       |   1,000|  D   |   27.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/21/99    |   S   |       |   1,000|  D   |   27.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/21/99    |   S   |       |   3,000|  D   |   27.750 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/21/99    |   S   |       |   3,000|  D   |   28.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/21/99    |   S   |       |   1,000|  D   |   28.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/21/99    |   S   |       |   1,900|  D   |   29.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/22/99    |   S   |       |   2,000|  D   |   26.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/22/99    |   S   |       |   1,000|  D   |   26.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/22/99    |   S   |       |   2,000|  D   |   26.750 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/22/99    |   S   |       |   3,600|  D   |   27.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/22/99    |   S   |       |   1,300|  D   |   27.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/22/99    |   S   |       |   1,000|  D   |   27.433 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/22/99    |   S   |       |   1,400|  D   |   27.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/22/99    |   S   |       |     100|  D   |   27.750 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/22/99    |   S   |       |     100|  D   |   27.813 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/22/99    |   S   |       |   1,500|  D   |   27.875 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/22/99    |   S   |       |   1,000|  D   |   28.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/22/99    |   S   |       |   1,250|  D   |   28.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/22/99    |   S   |       |     700|  D   |   28.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/22/99    |   S   |       |   1,250|  D   |   25.625 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/26/99    |   S   |       |     600|  D   |   26.875 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/26/99    |   S   |       |   5,100|  D   |   27.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/26/99    |   S   |       |     800|  D   |   27.063 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/26/99    |   S   |       |   2,000|  D   |   27.125 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------

                                       -3

                                                      Attachment to Page 1 of
                                                             SEC FORM 4


 Common Shares                           |  4/26/99    |   S   |       |   7,000|  D   |   27.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/26/99    |   S   |       |   2,000|  D   |   27.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/26/99    |   S   |       |   2,000|  D   |   27.750 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/26/99    |   S   |       |   1,000|  D   |   28.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/27/99    |   S   |       |   2,000|  D   |   27.938 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/27/99    |   S   |       |   3,000|  D   |   28.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/27/99    |   S   |       |   1,000|  D   |   28.125 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/27/99    |   S   |       |   1,000|  D   |   28.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/27/99    |   S   |       |   2,300|  D   |   28.375 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/27/99    |   S   |       |   3,900|  D   |   29.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/27/99    |   S   |       |     100|  D   |   29.188 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/27/99    |   S   |       |   1,000|  D   |   29.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/27/99    |   S   |       |     450|  D   |   29.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/28/99    |   S   |       |     600|  D   |   26.750 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/28/99    |   S   |       |   1,000|  D   |   26.875 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/28/99    |   S   |       |   4,200|  D   |   27.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/28/99    |   S   |       |   4,600|  D   |   27.063 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/28/99    |   S   |       |   2,900|  D   |   27.125 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/28/99    |   S   |       |   1,300|  D   |   27.188 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/28/99    |   S   |       |   4,000|  D   |   27.250 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/28/99    |   S   |       |   2,000|  D   |   27.375 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/28/99    |   S   |       |   1,000|  D   |   27.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/29/99    |   S   |       |   1,100|  D   |   26.375 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/29/99    |   S   |       |     700|  D   |   26.438 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/29/99    |   S   |       |   2,700|  D   |   26.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/29/99    |   S   |       |   1,000|  D   |   26.563 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/29/99    |   S   |       |   2,000|  D   |   26.625 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/29/99    |   S   |       |   2,000|  D   |   26.750 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/29/99    |   S   |       |   1,000|  D   |   27.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/30/99    |   S   |       |     800|  D   |   25.750 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/30/99    |   S   |       |   1,100|  D   |   25.875 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/30/99    |   S   |       |     100|  D   |   26.000 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/30/99    |   S   |       |   1,000|  D   |   26.500 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/30/99    |   S   |       |     500|  D   |   26.625 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------

                                       -4

                                                      Attachment to Page 1 of
                                                             SEC FORM 4


 Common Shares                           |  4/30/99    |   S   |       |     800|  D   |   26.875 |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Shares                           |  4/30/99    |   S   |       |     200|  D   |   27.000 |    198,950  |    D    |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------

                                       -5

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |          |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   (Month/|            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Day/   |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |   Year)  |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date    |Expira- |        | Amount or|
                        |             |          |-------------------------------|Exer-   |tion    |  Title | Number of|
                        |             |          |  Code |V   | (A)    |(D)      |cisable |Date    |        | Shares   |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|----------|------------
Employee Stock Option   |             |          |       |    |        |         |        |        |Common  |          |
 (right to buy)         |   $4.68     | 4/5/99   |   M   |    |        |  35,000 |12/28/96|12/28/06|Shares  |  35,000  |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|----------|------------
Employee Stock Option   |             |          |       |    |        |         |        |        |Common  |          |
 (right to buy)         |   $4.68     | 4/8/99   |   M   |    |        |  50,000 |12/28/96|12/28/06|Shares  |  50,000  |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|----------|------------
Employee Stock Option   |             |          |       |    |        |         |        |        |Common  |          |
 (right to buy)         |   $4.68     | 4/14/99  |   M   |    |        |  91,184 |12/28/96|12/28/06|Shares  |  91,184  |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|----------|------------
Employee Stock Option   |             |          |       |    |        |         |        |        |Common  |          |
 (right to buy)         |  $10.00     | 4/19/99  |   M   |    |        |  75,000 |  5/6/98|  5/6/08|Shares  |  75,000  |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|----------|------------
Employee Stock Option   |             |          |       |    |        |         |        |        |Common  |          |
 (right to buy)         |  $10.00     | 4/19/99  |   M   |    |        | 117,500 |  5/6/98|  5/6/08|Shares  | 117,500  |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|----------|------------
Employee Stock Option   |             |          |       |    |        |         |        |        |Common  |          |
 (right to buy)         |  $10.00     | 4/23/99  |   M   |    |        | 100,000 |  5/6/98|  5/6/08|Shares  | 100,000  |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|----------|------------
                        |             |          |       |    |        |         |        |        |        |          |
------------------------------------------------------------------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
      -0-         |                        |
--------------------------------------------------------------------------
Explanation of Responses:
                                                                                           /s/ Steven M. Stone              5/10/99
                                                                                          --------------------------------  -------
                                                                                          Signature of Reporting Person(1)    Date

  **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note: File three copies of this Form, one of which must be manually signed.
        If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)

                           (Print or Type Responses)